UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 21, 2018
Date of report (Date of earliest event reported)

Surmodics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective February 22, 2018, Surmodics, Inc. entered into its standard form of change of control agreement for its executive officers (the “Agreement”) with Thomas A. Greaney, its Chief Operating Officer, Medical Devices.  The Agreement was approved by the Organization and Compensation Committee of the Board of Directors.

The Agreement will be in effect until the twelve-month anniversary of the date on which a “change of control” (as defined in the Agreement) occurs.  The Agreement will automatically terminate and Mr. Greaney will not be entitled to any of the compensation and benefits described in the Agreement if, prior to a Change of Control occurring, his employment with the Company terminates for any reason or no reason, or if he no longer serves as an executive officer of the Company.

Mr. Greaney will be provided with severance benefits in the event his employment with the Company is terminated following a change of control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Greaney’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the Agreements), then he will receive: (1) a severance payment equal to two times the sum of his (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months.  In addition, any unvested portions of his outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock or unit awards will immediately lapse; and all shares subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. If the severance benefits payable to Mr. Greaney would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in his receiving the greatest after tax payment. In case of the latter, Mr. Greaney would be liable for any excise tax owed.

The foregoing description of the Agreements is qualified in its entirety by reference to the Change of Control Agreements, which is filed as an exhibit to this Form 8-K.

Item 5.07        Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of the Company was held on February 21, 2018.  The final voting results of the proposals which were described in more detail in the Company’s proxy statement filed with the Securities and Exchange Commission on January 4, 2018, are set forth below.

1.            Election of Directors.  Each of the individuals nominated by the Company’s Board of Directors to serve as Class I directors was duly elected by the Company’s shareholders, and the final results of the votes cast are as follows:

	For	Withheld	Broker Non-Votes
David R. Dantzker, M.D.	10,337,519	356,308	1,214,635
Lisa W. Heine	10,338,017	355,810	1,214,635
Gary R. Maharaj	10,613,337	80,490	1,214,635

2.            Set the Number of Directors.  The Company’s shareholders approved the proposal to set the number of directors at seven (7) by the following vote:

For	Against	Abstain	Broker Non-Votes
10,649,571	43,195	1,061	1,214,635

3.            Ratification of the Appointment of Deloitte & Touche LLP.  The Company’s shareholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018 by the following vote:

For	Against	Abstain	Broker Non-Votes
11,788,625	118,028	1,809	-

4.            Advisory Vote on Executive Compensation.  The Company’s shareholders approved the compensation of the Company’s named executive officers, on an advisory basis, by the following vote:

For	Against	Abstain	Broker Non-Votes
10,222,899	455,868	15,060	1,214,635

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description
	10.1	Change of Control Agreement with Thomas A. Greaney dated February 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: February 23, 2018	By:	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change of Control Agreement with Thomas A. Greaney dated February 22, 2018